PROSPECTUS

April 19, 2004

JAVAKINGCOFFEE,INC.
(Formerly Titan Web Solutions, Inc.)
A NEVADA CORPORATION

1,500,000 SHARES OF COMMON STOCK OF JAVAKINGCOFEE, INC.
_________________________________

This prospectus relates to the 1,500,000 shares of common stock of Javakingcoffee, Inc. (formerly Titan Web Solutions, Inc.), a Nevada Corporation, which may be resold by selling stockholders named in this prospectus. The selling stockholders will sell their shares of our common stock at a price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 19, 2004.

Dealer Prospectus Delivery Obligation

Until ____________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY
Our Business	1
Number of Shares Being Offered	1
Number of Shares Outstanding	1
Estimated Use of Proceeds	1
Summary of Financial Data	1
RISK FACTORS
Risks associated with our business	2
We have a limited operating history on which to base an evaluation of our business and prospects and our business and prospects are considered speculative at this stage. Accordingly, you may lose all your investment in our company.	2
We have not earned any revenues since our incorporation and this raises substantial doubt about our ability to continue as a going concern.	2
Because we have not generated any revenues from our proposed specialty coffee consulting business, we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.	3
We anticipate that we will primarily engage in short-term consulting contracts with our future clients and if we are unable to obtain and maintain a sufficient number of clients at a given time, our business would be negatively impacted.	3
If we fail to complete consulting contracts that we obtain in the future, our costs of operation will increase, our chance of profitability will decrease and our reputation will be damaged.	3
We may not be able to compete effectively with other providers of retail specialty coffee consulting services that have more resources and experience than us and as a result we may not be able to obtain sufficient consulting contracts to make our business profitable.	4
Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.	4
Our ability to forecast future costs and anticipated revenues is limited because we are unable to accurately predict the length of time required to engage a client to complete an assignment and as such we may not be able to budget our resources efficiently.	4
Risks associated with our common stock	4
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	4
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.	5
Risks associated with political, economic and regulatory uncertainty in China	5
Because our consulting business will be conducted primarily in China, changes in the political and economic policies of the People's Republic of China government toward western businesses could adversely affect our operations.	5
If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital markets.	5
The recent outbreak of Severe Acute Respiratory Syndrome in China may have an adverse effect on our business.	5
Other risks	6
Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	6
FORWARD-LOOKING STATEMENTS	6
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	6
THE OFFERING	6
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	7
DILUTION	7
DIVIDEND POLICY	7
MANAGEMENT'S PLAN OF OPERATION	7
BUSINESS	11
Our Website	14
Growth of Specialty Coffee Industry in China	14
Competition	14
Marketing	15
Intellectual Property	15
Government Regulations	16
Employees	16
Growth Strategy	16
PROPERTY	17
MANAGEMENT	17
EXECUTIVE COMPENSATION	18
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
PLAN OF DISTRIBUTION	21
SELLING STOCKHOLDERS	22
DESCRIPTION OF SECURITIES	24
LEGAL PROCEEDINGS	24
LEGAL MATTERS	24
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	24
INTEREST OF NAMED EXPERTS AND COUNSEL	24
EXPERTS	24
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	25
WHERE YOU CAN FIND MORE INFORMATION	25
FINANCIAL STATEMENTS	26

As used in this prospectus, the terms "we", "us", "our company", and "Javakingcoffee" mean Javakingcoffee, Inc., formerly Titan Web Solutions, Inc. unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated on July 15, 2002 under the laws of the State of Nevada under the name "Titan Web Solutions, Inc. On August 18, 2003, we changed our name to Javakingcoffee, Inc. Our principal executive office is located at Suite 248, 811A Ryan Road, Richmond, British Columbia, V7A 2E4, Canada. The telephone number of our principal executive office is (778) 891-5280.

We plan to offer a full range of business consulting services in the retail specialty coffee industry in China. We anticipate that we will provide advice and assistance to entrepreneurs and small business owners in China on issues of business strategy and development of trendy and high-volume specialty coffee retail outlets. The number of specialty coffee shops in China has grown over the last few years, particularly in Beijing and Shanghai, because coffee drinking has become fashionable among white collar workers and college students. Starbucks entered the Chinese specialty coffee market in 1999 and by early 2002 had expanded to 50 outlets. We believe many independent specialty coffee shops will be opened in the future to meet the growing appetite of the Chinese consumers for specialty coffee. We also intend to market our consulting services to potential clients in China through our website http://www.javakingcoffees.com. We anticipate that a majority of our revenues will be derived from fees paid by clients for our advice, services and business development products.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,500,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.01 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Number of Shares Outstanding

We are authorized to issue up to 25,000,000 shares of common stock at $0.001 per share. There are 3,500,000 shares of our common stock issued and outstanding as of March 26, 2004. We have no other securities issued.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling stockholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the period ended December 31, 2003, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Plan of Operation" beginning on page 7 of this prospectus.

	For the period from July 15, 2002 to December 31, 2002	For the fiscal year ended December 31, 2003
Revenue	$-	$-
Net Loss for the Period	$22,226	$33,009
Net Loss Per Share - basic and diluted	$(0.01)	N/A
	As at December 31, 2002	As at December 31, 2003
Working Capital (Deficit)	$12,774	($20,235)
Total Assets	$25,874	$20,610
Total Stockholders' Equity (Deficit)	$12,774	($20,235)
Deficit Accumulated During the Development Stage	$(22,226)	($55,235)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

We have a limited operating history on which to base an evaluation of our business and prospects and our business and prospects are considered speculative at this stage. Accordingly, you may lose all your investment in our company.

Since we have only recently begun to implement our business plan for providing specialty coffee consulting services in China, we have a limited operating history. We intend to generate income by providing specialty coffee consulting services to entrepreneurs in China who are interested in starting their own specialty coffee businesses. As of March 26, 2004, we have not secured any specialty coffee consulting contract, even though our President and one of our directors, Chen Wu, has met with a few entrepreneurs in China on trips to China in May of 2002 and November of 2003 and some of these entrepreneurs expressed an interest in engaging specialty coffee consulting services from us. Our lack of operating history makes an evaluation of our business and prospects very difficult. Accordingly, our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate any revenues.

We have not earned any revenues since our incorporation and this raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation on July 15, 2002 and we will, in all likelihood, continue to incur operating expenses without revenues until we secure consulting contracts with entrepreneurs who want to establish new specialty coffee retail outlets in China. Our business plan requires us to incur expenses in connection with the establishment of our website to market our consulting services and with the building of brand recognition for our consulting services through advertisements and conducting meetings in China with business brokers. We have incurred over $14,000 in connection with the establishment of our website, including researching and preparing the electronic specialty coffee business operation manual published on our website. In addition, our President and one of our directors, Chen Wu, has been providing us with technical services in the basic design and setting up of our website. The value of Mr. Wu's technical services is approximately $3,600 but he has not sought reimbursement from our company. Mr. Wu has agreed to seek reimbursement, without interest, only when our company begins to generate revenue to sustain our business operations.

We had cash in the amount of $20,610 as of February 16, 2004. We estimate our average monthly operating expenses to be approximately $2,500 each month to cover our expenses related to website development, marketing activities and professional fees payable to auditors and legal counsel . At this rate we will not be able to maintain our operations for the next twelve months without generating revenues from our operations or obtaining additional financing. However, we cannot assure that we will be able to generate enough interest in our coffee business consulting services to generate significant revenues in the next twelve months. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' opinion on the financial statements for the period ended December 31, 2003.

Because we have not generated any revenues from our proposed specialty coffee consulting business, we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

We cannot anticipate when we will be able to generate revenues from our proposed specialty coffee consulting business. We may be required to expend a significant amount of money to marketing our specialty coffee consulting services to the Chinese retail specialty coffee market before we will acquire any consulting contract. We may need to place advertisements in trade magazines, conduct meetings with business brokers and advisers in China and develop our website to market our consulting services to potential clients. Before we are able to generate revenues from our future consulting contracts, we may need to raise additional funds to continue our marketing activities, to respond to competitive pressures, or to respond to unanticipated requirements or expenses. Other than a loan in the amount of $20,000 from one of our directors, Tony Castro, we do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

We anticipate that we will primarily engage in short-term consulting contracts with our future clients and if we are unable to obtain and maintain a sufficient number of clients at a given time, our business would be negatively impacted.

We intend to provide a significant portion of our services on a non-recurring, project-by-project basis under contracts of relatively short duration, typically less than one year. Any client that we obtain without notice or on relatively short notice may cancel our contract, even if we are not in default under the contract. Our ability to generate revenues may be negatively impacted if we fail to obtain a sufficient number of clients and fail to contract a sufficient number of our services to these clients.

If we fail to complete consulting contracts that we obtain in the future, our costs of operation will increase, our chance of profitability will decrease and our reputation will be damaged.

Our prospective clients may terminate our consulting contracts if we fail to meet their expectations in the performance of our services, including the quality, cost and timeliness of our services. Failing to complete any future consulting contracts may damage our reputation and adversely affect our ability to attract future clients. If a client is not satisfied with our services, we intend to spend additional manpower and other resources at our own expense to ensure client satisfaction. Such expenditures will increase our costs, which will result in a lower margin on such contracts.

We may not be able to compete effectively with other providers of retail specialty coffee consulting services that have more resources and experience than us and as a result we may not be able to obtain sufficient consulting contract to make our business profitable.

Our industry is very competitive and the entry barrier into the specialty coffee consulting business is relatively low. We expect there to be many competitors that provide some or all of the services we propose to provide and who are larger and have more resources than we do. We also compete indirectly with established specialty coffee franchises, such as The Second Cup and Seattle's Best Coffee, which our potential clients may choose to join to start up their specialty coffee shops instead of obtaining consulting services from us and open their own specialty coffee outlets. Many of our competitors have significantly greater financial, personnel and marketing resources than us. As a result, our competitors may be able to respond more quickly to new trends and changes in customer demands. Our competitors may also be able to devote greater resources to the development, promotion, sale, and support of their services than we do. If we do not compete effectively with current and future competitors, we may be unable to secure new and renewed client contracts, or we may be required to reduce our rates in order to compete effectively. This could result in a reduction in our revenues, resulting in lower earnings or higher operating losses.

Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Mr. Chen Wu, our President and one of our directors, is also a director and Chief Financial Officer of Titanium Intelligence, Inc., a company that promotes and operates an Internet textile website. Titanium Intelligence, Inc. is a developmental stage company registered under the Securities Exchange Act of 1934. We expect Mr. Wu to spend approximately 10 to 20 hours a week on the business of our company. Mr. Udaya Madanayake, our Chief Financial Officer and one of our directors, also currently works as an insurance broker with the firm of Coquitlam Agencies in British Columbia. We expect Mr. Madanayake to spend approximately 10 to 15 hours a week on the business of our company. Mr. Tony Castro, our Secretary and one of our directors, also works as an independent consultant for a distribution system operated by Titanium Holdings Inc. in Vancouver, British Columbia. We expect that Mr. Castro will spend approximately 10 to 12 hours a week on the business of our company. As a result, demands for the time and attention from our directors and officers from us and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to provide the necessary consulting services, their limited devotion of time and attention to our business may hurt the operation of our business.

Our ability to forecast future costs and anticipated revenues is limited because we are unable to accurately predict the length of time required to engage a client to complete an assignment and as such we may not be able to budget our resources efficiently.

The timing of client contracts that we may be able to obtain and service fulfilment is not predictable with any degree of accuracy. We may be required to hire new consultants before securing a client engagement. Clients may defer committing to new assignments for any length of time and for any reason. Such deferrals could require us to maintain a significant number of under-utilized consultants during any given period. In addition, failing to procure an engagement after spending such time and resources could significantly reduce our limited financial resources, which will hinder our ability to spend resources on procuring other engagements. We cannot predict whether the investment of time and resources will result in a new engagement or, if the engagement is secured, that the engagement will be on terms favorable to us.

Risks associated with our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our results of operations, general market conditions and other factors. In addition, the stock market from time to time experiences significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Risks associated with political, economic and regulatory uncertainty in China

Because our consulting business will be conducted primarily in China, changes in the political and economic policies of the People's Republic of China government toward western businesses could adversely affect our operations.

Our business plan focuses primarily on the entrepreneurs and small business owners in the People's Republic of China and, accordingly, our business, results of operations and financial conditions are affected to a significant degree by any economic, political and legal developments in China.

Since the establishment of the People's Republic of China in 1949, the Communist Party has been the only governing political party in China. The highest bodies of leadership are the Politburo, the Central Committee and the National People's Congress. The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries.

Since the late 1970s, the government of the People's Republic of China has been reforming its economic system. Although we believe that economic reform and the macroeconomic measures adopted by the People's Republic of China government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Some modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China. Any such changes would have a material adverse effect on our business. Furthermore, there is no guarantee that the government of the People's Republic of China will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in political, economic and social conditions in China, adjustments in policies by the People's Republic of China government could affect the manner in which we operate our business or affect the level of interest in our proposed services. Any such changes or new regulations could affect our ability to procure consulting service contracts and therefore affect our ability to generate revenues.

If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between the two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the price of our common stock and our ability to access the U.S. capital markets.

The recent outbreak of Severe Acute Respiratory Syndrome in China may have an adverse effect on our business.

There was a recent outbreak of Severe Acute Respiratory Syndrome in part of China in the spring of 2003. According to the latest report made by government of China to the World Health Organization, this disease infected more than 3,000 people and caused over 100 deaths in China. It has been suspected that Severe Acute Respiratory Syndrome originated in the Province of Guangdong in China. Scientists around the world have not been able to develop an effective cure. On April 4, 2003, the World Health Organization issued a travel advisory recommending that persons travelling to Hong Kong and Guangdong Province of China consider postponing all but essential travel. The outbreak of Severe Acute Respiratory Syndrome was subsequently brought under control in June of 2003. However, we believe that any recurring outbreak of Severe Acute Respiratory Syndrome in China may have adverse effects on business, financial and general economic conditions in China. At this time, however, we are not able to predict the nature, extent and duration of these effects on overall economic conditions or on our business and operating results.

Other risks

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 2 to 6, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance we suggest. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,500,000 shares of common stock, which were issued pursuant to a private placement offering made by our company pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered in this document are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.01 per share is based on the last sales price of our common stock on August 8, 2002 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The common stock to be sold by the selling stockholders is part of the 3,500,000 shares of common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for working capital use in our operations and the expansion of our business.

MANAGEMENT'S PLAN OF OPERATION

Since we are a start-up company and have not generated revenues to date, our independent auditors have included an explanatory paragraph in their auditors' report about our ability to continue as a going concern in connection with our audited financial statements for the period beginning from our incorporation on July 15, 2002 and ending on December 31, 2003. Our deficit is $55,235 as at the end of that period. The discussion below provides an overview of our operations and discusses our plan of operation.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors" beginning on page 2 of this prospectus.

General

From the date of our incorporation on July 15, 2002, we have been a start-up company with no revenues. Our operating activities during this period consist primarily of developing our business plan, marketing our proposed specialty coffee consulting business and establishing our presence with an Internet website http://www.javakingcoffees.com We have attended several meetings with entrepreneurs and small business owners in China who are interested in starting their own specialty coffee businesses. However, until we accept a consulting assignment that is offered to us in the future, we will not generate any revenues from our business operation.

Our financial statements are prepared in conformity with generally accepted accounting principles of the United States of America. Our operating expenses are classified into two categories:

- professional fees, consisting of audit and accounting fees for the year-end audit and legal fees paid by us regarding securities advice and our organization. The amount incurred during the period from July 15, 2002 to December 31, 2002 was $18,641. The amount incurred during the fiscal year ended on December 31, 2003 was $20,831. The accumulated amount incurred during the period from July 15, 2002 to December 31, 2003 was $39,472; and

- operating expenses, which consist primarily of the expenses incurred for early stage planning and development of our website. The amount incurred during the period from July 15, 2002 to December 31, 2002 was $3,600. The amount incurred during the fiscal year ended on December 31, 2003 was $10,500. The accumulated amount incurred during the period from July 15, 2002 to December 31, 2003 was $14,100.

To implement our business plan, we believe we need to conduct research and gather information continuously on the specialty coffee industry, including information on the suppliers of specialty coffee beans, information on manufacturers of specialty coffee making equipment, information on industrial designers who can work with us on designing the layout of specialty coffee stores under our instructions. We also intend to compile an electronic specialty coffee business operation manual in Chinese so we can post it on our website for use as reference for our future clients. We also need to continue our marketing effort to promote awareness of our consulting services in China so we can obtain consulting contracts from Chinese entrepreneurs.

Since our incorporation on July 15, 2002, we have been taking steps to implement our business plan. We have made contacts with specialty coffee machine and bean suppliers in Vancouver, British Columbia to export their products to China under our requests. We have contacted Canterbury Coffee Corporation, which is Western Canada's largest specialty coffee roaster. We have also contacted ECM Espresso Coffee Machine Inc., which supplies espresso coffee machines and parts. We have also contacted SupraMatic Inc., which is another major specialty coffee roaster in Canada. These specialty coffee machines and bean suppliers we contacted all appeared very happy to work with us. However, we have not entered into any supply agreement with any of them and the understanding between our company and these suppliers is on an informal basis: we will refer our future consulting clients to them for supplies of coffee bean and machines but we do not expect to receive any commission or remuneration from these suppliers as we will be receiving our remuneration from our consulting clients in assisting them to communicate with these suppliers. As we anticipate that most of our future consulting clients will not speak English, we believe our role as a facilitator between our future consulting clients and these suppliers will be valuable.

We have also researched and completed a draft of our electronic specialty coffee business operation manual. This electronic specialty coffee business operation manual is written in the Chinese language and contains detailed information on topics such as deciding the suitable type of specialty coffee business, market evaluation, financial analyses, picking location for the business, selecting suppliers, selecting equipment, choosing coffee beans, training and recruiting employees and marketing. Furthermore, our President and one of our directors, Chen Wu, has continued to communicate with his business contacts in China in his trips to China in May of 2002 and in November of 2003. As a result, the State Economic and Trade Commission of China, the Economic and Trade Commission of the Province of Jiangsu and a Chinese private company called Hailan Group have agreed to co-operate with us to look for potential clients for our consulting services. The arrangements between our company and the three entities in China are on an informal basis and there is no commitment on the part of the three Chinese entities that they will secure clients for us. In October of 2003, we entered into discussion with two potential clients introduced to us through these entities. One of these potential clients is Beijing Shangdi Investment Co., Ltd., a Chinese private company, owned by Mr. Wenjie Zhao, an entrepreneur. The other potential client is H&H Co, Ltd., also a Chinese private company, owned by Mr. Dianlin Wu, also an entrepreneur. If we successfully obtain these two consulting contracts, we will be assisting Beijing Shangdi Investment Co., Ltd. to build an American style specialty coffee shop and assisting H&H Co., Ltd. to upgrade its current coffee shop to improve its look and feel and become more American style. If these two potential clients sign their consulting contracts with us, our President, Chen Wu, and our Chief Financial Officer, Udaya Madanayake, will travel to China to provide the future clients with consulting services on location.

Currently we are operating our business on a very low burn rate. We do not anticipate any significant cost in the upcoming twelve months except for the completion of our website and for marketing activities to promote our consulting services.

We expect our website development cost in the upcoming 12 months to be approximately $2,000 as most of the functions of our website, including the electronic operations manual we wanted to post onto our website, have been completed.

We expect our marketing activities will cost approximately $4,000 in the upcoming 12 months. We intend to spend part of these funds on inviting representatives from the State Economic & Trade Commission of China, the Economic & Trade Commission of the Province of Jiangsu and a Chinese private company called the Hailan Group to visit the United States and Canada to gain a better understanding of specialty coffee businesses in America. In October of 2003, we sent out invitations to these representatives and have agreed to pay for their travelling expenses to Canada. However, due to problems with securing visas, we are not sure when these representatives will come and visit us in Canada. Accordingly, we will likely spend most of the $4,000 on promoting our services through traditional advertising and promotional media such as newspaper, trade publication or email or Internet banner advertising.

We also expect to spend approximately $24,000 in the upcoming 12 months for professional fees, such as audit and accounting fees for the year-end audit and legal fees regarding securities advice.

We do not anticipate spending any funds on conducting meetings with business brokers in China in the upcoming 12 months as Mr. Wu has agreed to spend his own funds for his trips to China to build brand recognition for our consulting services through meetings with business brokers in China.

We also do not anticipate spending any funds in engaging professional industrial designers in the upcoming 12 months unless we have successfully entered into consulting agreements with future clients. Because the need of engaging a professional industrial designer will only arise when we obtain consulting contracts that require such services, we will be able to factor the costs of engaging a professional industrial designer in our overall consulting agreement with our future clients. For each future consulting agreement we successfully enter into, which may require design of store layouts, we anticipate that we may spend approximately $1,000 to $1,500 to engage a professional industrial designer to assist us. We will include our cost of engaging the professional industrial designer into our consulting fees charged to our future client. We currently are not paying any professional industrial designer to ensure that his or her services will be available to us when we need it because we do not believe that it is necessary for us to do so at this time. If we are able to obtain consulting agreements on a consistent basis, we may decide to pay retainers to professional industrial engineers to ensure that their services will be available when we need them. If this becomes necessary in the upcoming 12 months, we anticipate we may spend approximately $1,000 to ensure the services of a professional industrial designer is available to us when we need it.

Finally, we do not anticipate spending any funds in hiring and training employees in the upcoming 12 months unless demand for our consulting services far exceeds the level that can be met by our President and one of our directors, Chen Wu and our Chief Financial Officer, Udaya Madanayake. We expect Messrs. Wu and Madanayake will be able to provide consulting services to between three to five clients at the same time. If we are able to maintain over three to five consulting agreements at the same time in the upcoming 12 months and we need to hire and train additional employees, we anticipate we may spend approximately $30,000 to hire and train an additional employee. We anticipate this cost will be covered by the revenues to be generated from the future consulting agreements.

As at December 31, 2003, we have a working capital deficit of $20,235. We intend to finance our working capital deficit as well as our business plans and cash requirements in the upcoming 12 months primarily through loans from our directors and officers at this time. Our secretary and one of our directors, Tony Castro, made a loan of $20,000 to us in December of 2003 to finance our working capital for us to implement our business plans. Because our directors and officers feel confident about our business, our directors and officers have agreed to continue to contribute funds to pay for our expenses by way of loans. It is our understanding that our directors and officers, Messrs. Chen Wu, Udaya Madanayake and Tony Castro, intend to contribute up to $100,000 of their own funds collectively toward our company's operation. Based on our understanding, when we have a need for cash to pay for our expenses, we can notify each of Messrs. Wu, Madanayake and Castro in writing and request for a loan. We will have the right to demand each of Messrs. Wu, Madanayake and Castro to make such loan to us. The amount to be loaned to us by each of Messrs. Wu, Madanayake and Castro will depend on their respective personal financial conditions. The person in a better personal financial condition may loan more funds to us than the others. When Messrs. Wu, Madanayake and Castro make loans to us, we will issue to them demand promissory notes to evidence such loans. Other than the personal loans from our directors and officers, we may also try to finance our working capital deficit by sell of our common stock through private placements. Furthermore, we are currently negotiating with two potential clients in China who are interested in engaging us to assist them to improve their existing specialty coffee stores. If we successfully obtain these consulting agreements, we will be able to generate revenues soon. We will also be able to use our future revenues to finance our working capital deficit and to meet our cash requirements in the upcoming 12 months.

Our Plan of Operation for the Next Twelve Months

In our management's opinion, to effectuate our business plan in the next twelve months, the following events need to occur or we should strive to reach the following milestones in order for us to become profitable:

- We must continue to market our consulting services and obtain consulting agreements. We have attended several meetings with entrepreneurs and small business owners in China who are interested in starting their own specialty coffee businesses. Based on our meetings and discussions with these potential clients, we believe some of these potential clients will retain us to provide consulting services. We are currently negotiation with two potential clients in China and we anticipate we will be providing consulting services to multiple clients within three to six months.

- We must develop relationships with business brokers in China who advertise small retail businesses for sale in newspaper and trade journals as well as real estate brokers in China who list retail spaces for lease. We believe these brokers will become a good source of referrals. We expect to develop relationships with several business and real estate brokers in China who will be sources of referrals within six to nine months.

- We must develop our website for use as a marketing tool to inform and persuade clients to engage our services. We should have developed our website to provide information about our services as well as our belief about the specialty coffee industry in China within six to nine months.

- We must hire and retain a core group of experienced specialty coffee business consultants. The expertise and knowledge of the consultants we have on our staff will help us attract customers for our consulting services. We want to hire and retain one to three specialty coffee business consultants within nine to twelve months.

We have cash in the amount of $20,610 as of December 31, 2003. In the opinion of our management, available funds will probably not satisfy our working capital requirements through December 31, 2004. We anticipate that we will need to raise additional capital to continue our operations. Such additional capital may be raised through public or private financing as well as borrowing and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. Our officers and directors have agreed to continue contributing funds to pay for our expenses by way of loans if adequate funds are not available. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues. In December of 2003, one of our directors, Tony Castro, has loaned to us $20,000, to be repay on demand without interest. Other than the $20,000 loan from Mr. Castro, there is no formal agreement among our directors and officers on the further contribution of funds for the operation of our business. Because our directors and officers feel confident about our business, we understand that our directors and officers, Messrs. Chen Wu, Tony Castro, and Udaya Madanayake, will contribute their own funds to support the business of our company. When there is a need for cash, the amount of funds to be contributed by Messrs. Wu, Castro, and Madanayake will depend on the personal financial condition of each of them; the director or officer in a better personal financial condition will contribute more of his own funds to our company. It is our understanding that Messrs. Wu, Castro, and Madanayake intend to contribute up to $100,000 of their own funds collectively toward our company first before we need to seek financing from other sources. We will issue promissory notes to Messrs. Wu, Castro, and Madanayake to evidence the loans they make to our company.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations as well as a minimal amount of office furniture and office equipment.

Research and Development

We are not currently conducting any research and development activities, other than the development of our website. We anticipate that our website will be completed by the end of December 2003. Other than the completion of our website, we do not anticipate conducting any other such activities in the near future.

Personnel

As of March 26, 2004, our President and Chief Executive Officer, Chen Wu, and our Treasurer and Chief Financial Officer, Udaya Madanayake, and our Secretary, Tony Castro are our only employees. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, they also provide us with capital raising services. We believe that our relationships with our employees are good. We are not a party to any collective bargaining agreements. Our employees currently provide their services to our company without compensation.

BUSINESS

We are incorporated on July 15, 2002 under the laws of the State of Nevada under the name Titan Web Solutions, Inc. On August 18, 2003, we changed our name to Javakingcoffee, Inc. Our principal executive office is located at Suite 248, 811A Ryan Road, Richmond, British Columbia, V7A 2E4, Canada. The telephone number of our principal executive office is (778) 891-5280.

We plan to offer a full range of business consulting services in the retail specialty coffee business in China. Specialty coffees are those coffees grown in special geographic microclimate and are characterized by their unique flavour profiles when freshly roasted and properly brewed. In May of 2002 and before the incorporation of our company, our President and one of our directors, Chen Wu, was in China on a trip for other business matters. On that trip he met a few entrepreneurs and small business owners in China who were interested in starting their own specialty coffee businesses. He subsequently started our company with a plan to provide the specialty coffee consulting services to meet that perceived demand.

Since our incorporation on July 15, 2002, we have been attending to the organization of our company, developing and fine-tuning of our business plan, planning and construction our website and conducting initial marketing activities for our consulting services. We commenced the construction of our website in August of 2002. In addition, our Secretary and one of our directors, Tony Castro, conducted research activities to gather information on the specialty coffee business to prepare an electronic specialty coffee business operations manual in Chinese with the assistance of our President and one of our directors, Chen Wu. Mr. Wu also continued to communicate with his business contacts in China and was able to obtain the co-operation of the State Economic & Trade Commission of China, the Economic & Trade Commission of the Province of Jiangsu and a Chinese private company called the Hailan Group to help us locate interested entrepreneurs. We have sent invitations to representatives of the three Chinese entities for them to visit Canada and the United States to observe how specialty coffee businesses operate. The arrangements between our company and the three entities in China are on an informal basis and there is no commitment on the part of the three Chinese entities that they will secure clients for us.

We anticipate that we will offer advice and assistance to entrepreneurs and small business owners in China on issues of business strategy and development of specialty coffee cafés, espresso bars, neighbourhood coffee houses and other forms of retail specialty coffee outlets. The focus of our proposed consulting services will be to assist interested individuals in China in creating new specialty coffee businesses. We may also accept consulting contracts from existing specialty coffee business operators in China to help them realize the full potential of their businesses.

We believe that the potential of the Chinese specialty coffee retail market is large enough that it will attract a considerable number of entrepreneurs and small business owners in China to start their own specialty coffee retail outlets. Accordingly, we intend to focus our consulting services on assisting interested individuals in creating new specialty coffee retail outlets. The scope of our proposed specialty coffee consulting services will include educating our clients on the selection of specialty coffees and equipment, assisting them on the creation a business plan, providing them with advice on choosing the right location for their specialty coffee business, helping them on the design of an attractive and trendy store and providing them support on hiring and training employees properly. We also plan to provide our consulting services in packages that are suitable to the requirements of our potential clients' businesses. For those potential clients who are not sure which consulting packages are more suitable to them, we intend to offer initial consulting services to them on the basis of a daily "per diem" rate.

We intend to provide the following consulting services to new specialty coffee businesses in China:

Selection of special coffee beans and equipment: Success of a specialty coffee outlet starts from the quality of its specialty coffee beverages. We plan to educate our future clients on choosing the right coffee beans for their new coffee businesses. We will teach them to distinguish coffee beans produced from different regions and to become familiar with different roasts and blends of coffees. Furthermore, we will also connect our future clients with reputable distributors of quality coffee brewing equipment. The purchase of coffee brewing equipment is one of the most important capital investments for a new specialty coffee business because the right coffee brewing equipment will produce superior quality coffee and will ensure smooth operation of the business. Accordingly, we will help our future clients select manufacturers and models of coffee brewing equipment that are recognized for quality, dependability and service. We will also assist our future clients in sourcing all related equipment including food preparation and service equipment.

Creation of a business plan: A well-organized business plan is essential to optimize the chance of success for a new specialty coffee business. We intend to assist our future clients in analyzing the advantages and disadvantage of starting their own specialty coffee outlets versus joining an existing franchise. Once a future client decides to start his or her new specialty coffee business, we plan to work with him or her to develop an unique and eye-catching logo for the new business as a professionally designed logo will help a new specialty coffee business establish its identity and become a powerful marketing tool. We also plan to help our future clients prepare strong business plans that include eye-catching logos, detail listing of proposed product offerings and estimate costs of all related coffee and food service equipment, furnishing, leasehold improvements and beginning inventories. We will also help them prepare pro forma financial performance reports for the first 12 months of their operations. Because our President, Chen (Jason) Wu, lived in China for over twenty years and speaks fluent Mandarin Chinese, he will be able to communicate with our prospective clients in China in their native language. We will also have the capability of producing business plans in both the English and Chinese languages if necessary.

Assistance with business location: The selection of business location for a new specialty coffee outlet is one of the more important decisions that an owner or operator of a specialty coffee business has to make. Demographics of the surrounding area, proximity to coffee consuming populations, location visibility, ease of access, rental costs and costs of lease improvements are all important factors when selecting a location. We anticipate that we will travel to China to personally evaluate locations under consideration by our future clients, to assess the area suitability for coffee business development and to provide our future clients with advice on identifying locations that possess characteristics favourable to specialty coffee business success.

Design of an attractive and trendy retail specialty coffee outlet: A good specialty coffee store design will attract consumers to enter the store to buy coffee products and contribute to the convenient flow of traffic for customers in an enjoyable setting. We plan to help our future clients create custom store designs for their selected locations and concepts, including shopping-center-based stores, neighbourhood coffee houses and specialty coffee kiosks. We will suggest the type of store design to our future clients according to their site selection. Shopping-center-based stores generally will be full-service stores with limited seating, selling coffee-related merchandises, whole beans and coffee and espresso-based beverages. Neighborhood coffee houses generally will be located in both urban neighborhoods and business districts and will offer a complete line of coffee products including beverages, beans and related merchandise. Neighborhood coffee houses generally will have ample seating spaces to allow customers to relax and enjoy their coffee drinks in an amicable setting. Specialty coffee kiosks will be designed for high traffic locations and will primarily sell only coffee drinks and limited supply of whole beans. After future clients decide on the type of specialty coffee retail outlet, we intend to provide them with a complete rendering of the selected coffee outlet including full color interior and exterior drawings showing layout and design, furniture and other store materials and lighting. With these renderings, our future clients will be able to see what their specialty coffee outlets look like before they build them.

We believe that the design of a specialty coffee business will play a big role in the success of a specialty coffee business in China. Based on our experience and understanding, Chinese consumers favours the Western look and feel of a commercial establishment; people there line up in MacDonald's and Starbucks not for the taste but more for the experience. Because our Secretary and one of our directors, Udaya Madanayake, has worked at and managed a specialty coffee business for more than 10 years, he will be able to help Chinese entrepreneurs in creating the American look and feel of a specialty coffee business. We anticipate that Mr. Madanayake will give our future clients advice on the kind of design and decoration for a specialty coffee business. With Mr. Madanayake's instructions, we will engage professional industrial designers to design the store layout. Currently, we have spoken to an industrial designer, Mr. Hua Sheng, in Vancouver, who will work with Mr. Madanayake when we obtain a consulting contract.

Hiring and training of employees: We plan to help our clients train their employees to prepare specialty coffee beverages properly and to deliver good customer service. We believe that the profitability of a specialty coffee business is maximized when the business is operated by talented and committed employees. Accordingly, we also intend to assist our clients to implement a screening process for the selection of qualified employees. We will also work together with each of our future clients to develop an operations manual unique to their business. Each operations manual will contain policies and procedures covering each aspect of operating their specialty coffee retail outlet.

We will pull together various aspects of our consulting services and arrange them in different packages that will make it more convenient for us to market to our potential clients. At this time, we plan to offer three levels of specialty coffee business consulting packages. The first package will include basic services such as specialty coffee business plan, financial evaluation and projection, assistance with location selection without site visit, food service and coffee equipment sourcing, menu text layout and beverage pricing. The second package will offer essential services which, in addition to those services already listed under the basic package, will also include store design and layout, assistance with lease negotiation, and creation of a simple drawing to enable clients to see what their specialty coffee outlets look like before they build them. Finally, the third package will be the ultimate package that will include those services listed in the basic and the essential packages and on site visits for selection of business location, detail drawings with full color interior and exterior drawings showing layout and design, two weeks of employee training and development of a comprehensive operations manual.

Initially, regardless of whether our client chooses the first, second or third package, we will rely on our President and one of our directors, Chen Wu, together with our Treasurer and Chief Financial Officer and one of our directors, Udaya Madanayake, to provide the consulting services. Because Mr. Madanayake has worked in the specialty coffee industry for over ten years, we believe he has the necessary knowledge and experience to advise our future clients on almost all aspects of the operations of a specialty coffee business. While Mr. Madanayake possesses the industry specific knowledge and experience, Mr. Wu will add his general business experience and language ability to the mix to communicate with future clients who will primarily be speaking Mandarin Chinese. Both Mr. Wu and Mr. Madanayake will work together to help our future clients in selecting business locations and hiring and training employees. Mr. Madanayake will also be able to help our future client in the design or remodel of their specialty coffee businesses so they can have the American look and feel. Currently, in smaller cities in China, there are no American style specialty coffee stores but we believe people those smaller cities would also love to have the experience of going to American style specialty coffee stores. Because some of the entrepreneurs in China do not have the know how to create the look and feel of an American specialty coffee store and cannot afford to pay the expense franchise fees to join established specialty coffee franchises, we believe we will be able to help these entrepreneurs with our consulting services.

Through our proposed consulting services, we will endeavour to help entrepreneurs and small business owners in China who are interested in owning specialty coffee retail outlets avoid pitfalls associated with starting new businesses. We anticipate that a majority of our revenues will be derived from fees paid by clients for our advice and services. During the next twelve months, we intend to provide consulting services to any and all interested persons. In May of 2002 and before our company was incorporated, our President and one of our directors, Chen Wu, on a trip to China for other business matters, attended a few meetings with entrepreneurs and small business owners in China who were interested in starting their own specialty coffee businesses. Mr. Wu, has continued to communicate with his business contacts in China since his last trip to China in May of 2002. As a result, the State Economic and Trade Commission of China, the Economic and Trade Commission of the Province of Jiangsu and a Chinese private company called Hailan Group have agreed to co-operate with us to look for potential clients for our consulting services. The arrangements between our company and the three entities in China are on an informal basis and there is no commitment on the part of the three Chinese entities that they will secure clients for us. However, we are currently discussing with two potential clients introduced to us through these entities. One of these potential clients is Beijing Shangdi Investment Co., Ltd., a Chinese private company, owned by Mr. Wenjie Zhao, an entrepreneur. The other potential client is H&H Co, Ltd., also a Chinese private company, owned by Mr. Dianlin Wu, also an entrepreneur. If we successfully obtain these two consulting contracts, we will be assisting Beijing Shangdi Investment Co., Ltd. to build an American style specialty coffee shop and assisting H&H Co., Ltd. to upgrade its current coffee shop to improve its look and feel and become more American style. If these two potential clients sign their consulting contracts with us, our President, Chen Wu, and our Chief Financial Officer, Udaya Madanayake, will travel to China to provide the future clients with consulting services on location.

Our Website

We commenced construction of our website at http://www.javakingcoffees.com in August of 2002 to provide information about our services as well as our belief about the specialty coffee industry in China. Currently, our website contains information about our specialty coffee consulting business. Our website will function as a marketing tool for our business and we do not expect that we will rely too much on our website to conduct our business. Most parts of the website are now functioning but we are still improving it. We have added an electronic copy of the specialty coffee business operation manual we have produced in Chinese onto our website. Our future clients will be given a password to access the electronic specialty coffee business manual so they may use it as a reference to strengthen our consulting services. If we generate significant revenues, we plan to expand and design our website to function as an online community for our future clients, where our future clients would be able to interact with one another regarding economic news and latest trends in the specialty coffee industry.

Growth of Specialty Coffee Industry in China

According to a Global Agriculture Information Network Report made by the Foreign Agricultural Service of the United States Department of Agriculture entitled "China's Coffee Situation 2002", coffee consumption in China is growing, even though the main drink of choice in China is still tea. Currently, most of the coffee consumed in China is instant coffee and the International Coffee Organization reports that Nescafe and Maxwell House instant coffee accounts for at least 70 percent of the market. However, the annual consumption of roasted whole bean coffee for year 2000 reached around 1,200 metric tons. The majority of this coffee was consumed in major cities of Beijing, Guangzhou and Shanghai. Roasted whole bean coffees such as UCC (from Japan) and S&W Premium (from the United States) are now available in high-end supermarkets and retail outlets.

According to the "China's Coffee Situation 2002" report, the number of specialty coffee shops in China has also grown over the last couple of years, particularly in Beijing and Shanghai. Coffee drinking has become fashionable among white collar workers and college students, ranging in age from 15 to 40 years old. Starbucks entered the China specialty coffee market in 1999 and by early 2002 had expanded to 50 outlets in four cities: Beijing, Tianjin, Shanghai and Hangzhou.

Starbucks is not the only specialty coffee outlet chain that has opened stores in China. In April of 2001, Tricon Global Restaurants Inc. opened a specialty coffee store in Shanghai. In 1996, Allway Incorporated, a Seattle based company, established the Seattle Espresso specialty coffee outlet chain, which includes two Seattle Espresso specialty coffee stores in the Guangzhou area.

According to the promotion manager of the International Coffee Organization, Mr. Michael Heath, China's coffee consumption grows by 20 to 30 percent annually, indicating its huge market potential. According to the International Coffee Organization, 24,000 tons of coffee were consumed in China in 2000, doubling the amount in 1998. With nearly one-fourth of the world's population, but only accounting for less than one percent of the global coffee consumption so far, China has the largest potential for growth in coffee consumption of any country in the world. To tap into this enormous market potential, the International Coffee Organization hosted its 2001 International Coffee Festival in Beijing and Shanghai simultaneously. This two week event contributed to the growth of popularity of coffee in China and attracted many coffee companies from around the world.

Based on our research, coffee has always been regarded by the Chinese people as high-grade, fashionable and a modern enjoyment in their lives. The place for coffee consumption is usually in hotels, bars and trendy restaurants instead of individuals' households. We expect that with the growth of popularity of coffee in China, more and more entrepreneurs and small business owners in China will want to open their own specialty coffee outlets to provide places for people to enjoy drinking coffee and coffee related beverages. We intend to provide consulting services to these entrepreneurs and small business owners so they may start their specialty coffee business efficiently.

Competition

We believe the principal methods of competition in business development consulting include the quality and type of consulting services that the consultant provides to its clients and the cost of providing their services. We believe our primary competitors will be other specialty coffee business consultants like Bellissimo Coffee Consulting, with whom we will compete on the level of quality of services and cost. We are of the view that the competition from Bellissimo Coffee Consulting currently does not materially affect our proposed consulting business because Bellissimo Coffee Consulting does not target the Chinese specialty coffee retail market for their services. To date we are not aware of any specialty coffee business consultant that focuses on the Chinese specialty coffee retail market. However, entry into the specialty coffee consulting business in relatively easy and we expect there to be many competitors that provide some or all of the services we propose to provide in the near future. On the other hand, we believe that if we are able to establish our professional reputation in the Chinese specialty coffee retail industry before other specialty coffee consultants enter the market, we will gain significant advantage over other such consultants because our established professional reputation will give us a level of credibility among the potential clients. If we can also be one of the first businesses to offer consulting services to the specialty coffee retail industry and we assist some businesses in successfully developing and opening specialty coffee outlets, then we will have a proven track record which would assist us in establishing our reputation in China.

We believe that we also compete indirectly with established specialty coffee franchises, such as The Second Cup and Seattle's Best Coffee. Some of our potential clients may choose to purchase one of these franchises instead of starting up their own specialty coffee retail outlets and therefore not require our consulting services. The primary methods of competition we face from these established specialty coffee franchises are the recognizable brand name and the complete or turnkey specialty coffee outlet operation. Established specialty coffee franchises often provide their franchisee with a complete package of services, including training, centralized marketing, lease negotiation, product and equipment sourcing, ongoing product supply and continuing support. We believe we have an advantage over the established specialty coffee franchises because the type of services provided by these specialty coffee franchises to their franchisee tend to be rigid and inflexible. We also believe that we have an advantage over the specialty coffee franchises on the costs of the services because we do not require our clients to make on-going royalty payments, which would otherwise be required under a customary franchise arrangement.

Marketing

We plan to market our proposed consulting services to entrepreneurs and small business owners in China who are interested in starting their own specialty coffee retail outlets. We intend to take advantage of the business contacts of our President and one of our directors, Mr. Chen Wu, in China. Mr. Wu was born and lived in China until he later moved to Vancouver, B.C. Canada in 1999. Before the incorporation of our company, Mr. Wu returned to China in May of 2002 on a trip for different business matters. On that trip he attended a few meetings with his business contacts in China who expressed interest in starting their own specialty coffee businesses. In November of 2003, Mr. Wu returned to China again to promote further interest in our proposed specialty coffee consulting services among these business contacts in the China. As a result, we are currently negotiating consulting agreements with two potential clients in China, Beijing Shangdi Investment Co., Ltd. and H&H Co., Ltd. In addition to Mr. Wu's personal efforts, we also intend to promote our proposed specialty coffee consulting services through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links, to effect maximum exposure and penetration in the Chinese specialty coffee marketplace.

In August of 2002, we commenced the construction of our website at http://javakingcoffees.com to promote our specialty coffee consulting services. Initially, our website will only contain information about our proposed specialty coffee consulting services. If we generate significant revenues, we plan to expand and design our website to function as an online community for our future clients, where our future clients would be able to interact with one another regarding economic news and latest trends in the specialty coffee industry.

After we have established a client base, we expect a significant portion of our future business to arise from referrals generated by prior client contracts.

Intellectual Property

We own the Internet domain name "www.javakingcoffees.com". Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", ".net" or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our domain name.

We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our proprietary knowledge in the specialty coffee industry such as information on the sources of quality coffee beans and related equipment, and our proprietary business processes such as specialty coffee brewing techniques and manner to identify a suitable site for specialty coffee outlet. However, our proprietary know-how and processes may not be patentable and we also need to ensure we do not infringe upon the proprietary rights of other parties. Although we may take action to protect our unpatented proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that these agreements will not be breach and that there will be adequate remedies for any breach. We also cannot assure that our proprietary know-how and processes will not otherwise become known or be independently developed or discovered by competitors.

Government Regulations

We are subject to the laws and regulations of those jurisdictions in which we plan to provide our consulting services that are generally applicable to operation of businesses, such as business license requirement, income taxes and payroll taxes. In general, our consulting activities are not subject to special licensing or other regulatory requirements in those jurisdictions in which we plan to provide our consulting services.

Employees

As of March 26, 2004, our President and Chief Executive Officer, Chen Wu, and our Treasurer and Chief Financial Officer, Udaya Madanayake, and our Secretary, Tony Castro are our only employees. Each of them works on the business of our company on a part time basis, spending between 10 to 20 hours a week. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, they also provide us with capital raising services. Because our company is still in the early stage and we have not obtained any consulting contracts yet, we believe the amount of time they spend on our business is sufficient. With the limited amount of time, they have been able to research materials on specialty coffee supplies, equipment and furniture during the day, contacting business connections in China in the evening due to the time zone difference. We believe that our relationships with our employees are good. We are not a party to any collective bargaining agreements. Our employees currently provide their services to our company without compensation.

Growth Strategy

We will continue to focus on marketing our proposed specialty coffee consulting services to entrepreneurs and small business owners in China through our website http://www.javakingcoffees.com and through meeting with entrepreneurs and business owners in China and publications and advertisements in trade and industry journals and targeted electronic mail, internet banner advertisements and internet webpage links. Our ability to generate internal growth will be affected by, among other things, our ability to:

- Expand the range of services we offer to customers to address their evolving needs: In order to accomplish this strategy, we believe it is necessary to develop additional relationships with other professional consultants in the specialty coffee industry, to attend trade shows and conventions for the specialty coffee industry to learn the latest developments and trends and to join industry associations and organizations such as Specialty Coffee Association of America. We believe the time frame to accomplish this strategy is in the range of six to eighteen months.

- Attract new customers: We need to develop relationships with entrepreneurs and small business owners in China through business contacts of our President, Mr. Chen Wu, so that we can increase our client base. We believe the time frame to accomplish this strategy is between six to twelve months.

- Hire, train and retain employees when needed: Once we are able to obtain consulting agreements on an consistent basis, we intend to work only with staff that possesses experience and training in the specialty coffee industry. We believe the time frame to accomplish this strategy could be twelve to eighteen months.

- Reduce operating costs and overhead expenses: We intend to continue using resources provided by our officers and directors, such as office space, computers and marketing services, without charge.

Our ability to general growth for our business depends upon the knowledge, experience and language ability of our directors and officers. Especially, we will depend on Mr. Madanayake for his knowledge and experience in the specialty coffee industry to provide professional consulting advice to our future clients and to hire additional qualified specialty coffee consultants. We will also depend on Mr. Wu for his general business experience and ability to speak and write Chinese to communicate with our potential clients and to prepare detailed business plan in Chinese. We will not seek business combination for the next twelve months.

PROPERTY

Javakingcoffee, Inc. currently uses office space located at Suite 248, 811A Ryan Road, Richmond, British Columbia, V7A 2E4, Canada. These facilities are provided to us at no charge by our President and CEO and one of our directors, Mr. Chen Wu. We believe that our current facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. Our telephone number is (778) 891-5280.

MANAGEMENT

Directors and Executive Officers of Javakingcoffee, Inc.

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chen Wu	Director, President and Chief Executive Officer	27	Director since July 22, 2002, President and Chief Executive Officer since July 22, 2002.
Udaya Madanayake	Director, Chief Financial Officer and Treasurer	27	Director since July 22, 2002, Chief Financial Officer and Treasurer since July 22, 2002.
Tony Castro	Director and Secretary	30	Director since September 10, 2002, Secretary since September 10, 2002.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Chen Wu, Director, President and Chief Executive Officer

Chen Wu was educated in Shanghai, China and obtained a bachelor degree in 1997 in International Trade and Economy from the Shanghai Maritime University. From 1997 to 1998, Mr. Wu served as the e-commerce project manager for the China Chamber of Commerce of Medicines & Health Products Importers & Exporters and assisted the organization to set up one of the first e-commerce websites in China. From 1999 to 2000, he worked as an independent business consultant for Bowen Technologies Inc., a Taiwanese company, and was responsible for introducing the fingerprint based technology for employee management & data collection system to the Chinese market. Since 1997, Mr. Wu has developed meaningful experience in establishing collaborations between Chinese businesses and American and Canadian enterprises. One collaboration in which Mr. Wu participated in 2000 was the joint venture between Corinex Communications Corp., a Canadian company, and its Chinese partner, the COSCO Group, for the distribution of communication equipment in China. Mr. Wu assisted Corinex Communications by introducing the technology to the COSCO Group, participating in the demonstration of the technology and participating in the negotiation between Corinex Communications and the COSCO Group regarding the distribution rights of the communication equipment in China. Mr. Wu assisted Corinex and COSCO Group as an independent consultant, working for himself. From 2001 to present, Mr. Wu has also served as a director and the Chief Financial Officer, Secretary and Treasurer of Titanium Intelligence, Inc., a company that promotes and operates an Internet textile website targeting manufacturers and exporters of textile products in China. Titanium Intelligence, Inc. is a development stage company registered under the Securities Exchange Act of 1934. We expect that Mr. Wu will spend approximately 10 to 20 hours a week on the business activities of our company.

Udaya Madanayake, Director, Chief Financial Officer and Treasurer

Udaya Madanayake was born and educated in Pannipitiya, Sri Lanka. Mr. Manadayake has been involved in the specialty coffee industry for more than 10 years. From 1990 to 2001, he served as a manager at Java Express, a specialty coffee store in Vancouver, British Columbia. He was responsible for the strategic planning and business development of Java Express. At Java Express, he received training and acquired experience relating to the establishment and management of specialty coffee outlets. He was also responsible for training new employees at Java Express. We expect Mr. Madanayake to spend approximately 10 to 15 hours a week on the business activities of our company.

Tony Castro, Director and Secretary

Tony Castro was born and educated in Winnipeg, Manitoba. From 1988 to 1998, Mr. Castro served as an assistant manager at Canada Safeway Ltd., responsible for the cash management and customer service functions of the store where he was stationed. From 1997 to 2000, Mr. Castro worked for Hostess Frito Lay Company as a sales representative, responsible for distribution of new products of that company in his assigned territory in Winnipeg, Manitoba. From 2001 to present, Mr. Castro has been the vice president of sales at Titanium Web Design, Inc., a company involving in providing website design, multimedia(digital video/audio), and advanced programming services to small to medium size companies. We expect Mr. Castro to spend approximately 10 to 12 hours a week on the business activities of our company.

Committees of the Board

We do not have an audit or compensation committee at this time. Our entire board of directors will operate as the audit committee until such time when an audit committee is appointed.

Family Relationships

There are no family relationships between any director or executive officer.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the period from July 15, 2002 (incorporation) to December 31, 2003 .

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Chen Wu President & C.E.O.	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended December 31, 2003 .

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our board of directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Javakingcoffee other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Javakingcoffee, to indemnify its directors and officers under certain circumstances.

Our Articles of Incorporation provide that no director or officer shall be personally liable to Javakingcoffee or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve a knowing violation of law or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Javakingcoffee or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Javakingcoffee. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Javakingcoffee under Nevada law or otherwise, Javakingcoffee has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of March 26, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chen Wu #248, 811A Ryan Road Richmond, B.C. V7A 2E4 Canada	1,000,000 common shares	28.57%
Udaya Madanayake 1532 Manning Avenue Port Coquitlam, B.C. V3B 1K5 Canada	1,000,000 common shares	28.57%
Directors and Executive Officers as a Group	2,000,000 common shares	57.14%

(1) Based on 3,500,000 shares of common stock issued and outstanding as of March 26, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Javakingcoffee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our President (also Chief Executive Officer and one of our directors), Chen Wu, our Chief Financial Officer (also Treasurer and one of our directors), Udaya Madanayake, and our other director, Tony Castro.

On August 8, 2002, we issued 1,000,000 shares of our common stock at $0.01 per share to Mr. Chen Wu in a private placement transaction. Mr. Wu paid the same per share price as every other subscriber in the private placement. On August 8, 2002, we issued 1,000,000 shares of our common stock at $0.01 per share to Mr. Udaya Madanayake in a private placement transaction. Mr. Madanayake paid the same per share price as every other subscriber in the private placement.

Since August of 2002, our President, CEO and one of our directors, Chen Wu, has been providing us with technical services in the basic design and setting up of our Internet website. Mr. Wu has provided these services to our company and the value of his technical services is approximately $3,600. Mr. Wu has not sought reimbursement for the technical services he provided to our company. Mr. Wu will only seek reimbursement for his technical services, without interest, when our company begins to generate sufficient revenue to sustain our business operations.

In July of 2002, our President, CEO and one of our directors, Chen Wu, advanced $5,000 to us to cover our organizational expenses, we subsequently repaid the $5,000 without interest to Mr. Wu before December 31, 2002.

In or about March of 2003, we paid $5,000 in advance to our secretary and director, Tony Castro, for him to conduct research activities to prepare an electronic specialty coffee business operation manual to be published on our website. Mr. Castro performed this service, which values $5,000.

In December of 2003, we received a loan in the amount of $20,000 from our secretary and director, Tony Castro. This $20,000 loan is unsecured and will not bear interest. This loan will be due on demand by Mr. Castro. We have issued a promissory note to Mr. Castro to evidence this loan.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(g) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before effectiveness of this prospectus.

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 26, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Javakingcoffee	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Ameer Husseni	50,000	1.43%	50,000	0	0%
Manjit Gill	50,000	1.43%	50,000	0	0%
Ben Gill	50,000	1.43%	50,000	0	0%
Pawanjit Sandher	50,000	1.43%	50,000	0	0%
Bhadhur Gill	50,000	1.43%	50,000	0	0%
Rupinder Pooni	50,000	1.43%	50,000	0	0%
Sarita Bath	50,000	1.43%	50,000	0	0%
Polly Bath	50,000	1.43%	50,000	0	0%
Ruby Bath	50,000	1.43%	50,000	0	0%
Sukhjinder Bath	50,000	1.43%	50,000	0	0%
Jasvinder Gill	50,000	1.43%	50,000	0	0%
Sukhvinder Hoti	50,000	1.43%	50,000	0	0%
Sukhjit Hoti	50,000	1.43%	50,000	0	0%
Ranvir Khaira	50,000	1.43%	50,000	0	0%
Gurjinder Khaira	50,000	1.43%	50,000	0	0%
Ravinder Bansal	50,000	1.43%	50,000	0	0%
Kamaljit Bansal	50,000	1.43%	50,000	0	0%
Emily Read	50,000	1.43%	50,000	0	0%
Christina Martins	50,000	1.43%	50,000	0	0%
Maria Martins	50,000	1.43%	50,000	0	0%
Johnny Sharma	50,000	1.43%	50,000	0	0%
Samrat Sharma	50,000	1.43%	50,000	0	0%
Harjit Mann	50,000	1.43%	50,000	0	0%
Sharonjit Mann	50,000	1.43%	50,000	0	0%
Jieqin Qu	50,000	1.43%	50,000	0	0%
Kai Li	50,000	1.43%	50,000	0	0%
Gurpan Mann	50,000	1.43%	50,000	0	0%
Jujar Hoti	50,000	1.43%	50,000	0	0%
Kami Hoti	50,000	1.43%	50,000	0	0%
Ranjit Hoti	50,000	1.43%	50,000	0	0%

(1) Assumes all of the shares of common stock offered are sold. The percentage are based upon 3,500,000 shares of common stock issued and outstanding on March 26, 2004.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value. As of March 26, 2004, there were 3,500,000 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors. Stockholders will not be entitled to cumulative voting right when electing directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Javakingcoffee, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the law firm of Clark, Wilson, Vancouver, British Columbia, Canada.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Dohan and Company, PA, Certified Public Accountants, to audit our financial statements for the period ended December 31, 2003 . There has been no change in the accountants and no disagreements with Dohan and Company, PA, Certified Public Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements for the period ended December 31, 2003 included in this prospectus and registration statement have been audited by Dohan and Company, PA, Certified Public Accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding our ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. We are registering 1,500,000 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus. There are current thirty two holders of record of our common stock. A total of 1,500,000 shares of our common stock will be available for resale to the public after August 8, 2003 in accordance with the volume and trading limitation of Rule 144 under the Securities Act.

We have not declared any dividends on our common stock since the inception of our company on July 15, 2002. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Javakingcoffee, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Javakingcoffee, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following Financial Statements pertaining to Javakingcoffee, Inc. (formerly Titan Web Solutions, Inc.) are filed as part of this Prospectus:
Name	Pages
Titan Web Solutions, Inc. (audited)
Independent Auditors' Report	F-2
Balance Sheet as at December 31, 2002	F-3
Statement of Operations for the period from inception (July 15, 2002) to December 31, 2002	F-4
Statement of Stockholders' Equity for the period from inception (July 15, 2002) to December 31, 2002	F-5
Statement of Cash Flows for the period from inception (July 15, 2002) to December 31, 2002	F-6
Notes to the Financial Statements	F-7
Javakingcoffee, Inc. (formerly Titan Web Solutions, Inc.) (audited)	F-12
Independent Auditors' Report	F-13
Balance Sheets as at December 31, 2003 and 2002	F-14
Statement of Operations for the year ended December 31, 2003, the period from inception (July 15,2002) to December 31, 2002, and the period from inception (July 15, 2002) to December 31, 2003	F-15
Statement of Stockholders' Equity (Deficiency in Assets) for the period from inception (July 15, 2002) to December 31, 2003	F-16
Statement of Cash Flows for the year ended December 31, 2003, the period from inception (July 15, 2002) to December 31, 2002 and the period from inception (July 15, 2002) to December 31, 2003	F-17
Notes to the Financial Statements.	F-18

TITAN WEB SOLUTIONS, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
(Expressed in United States Dollars)

DECEMBER 31, 2002

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7564
A Professional Association	Telephone (305) 274-1366
Facsimile (305) 274-1368
E-mail info@uscpa.com
Internet www.uscpa.com

INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Titan Web Solutions, Inc. (A Development Stage Company)
Port Moody, BC, Canada

We have audited the accompanying balance sheet of Titan Web Solutions, Inc. (A Development Stage Company) as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the period from inception (July 15, 2002) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titan Web Solutions, Inc. (A Development Stage Company) at December 31, 2002, and the results of its operations and its cash flows for the period from inception (July 15, 2002) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a loss of $22,226 from inception (July 15, 2003) to December 31, 2002, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, P.A.
Certified Public Accountants

Miami, Florida
April 10, 2003

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
BALANCE SHEET
(Expressed in United States Dollars)
DECEMBER 31, 2002

ASSETS

Current
Cash and cash equivalents	$25,874
Deferred tax asset less valuation allowance of $7,780	-

Total assets	$25,874

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$9,500
Due to related party (Note 4)	3,600

Total current liabilities	13,100

Stockholders' equity
Common stock (Note 5)
Authorized
25,000,000 common shares with a par value of $0.001
Issued and outstanding
3,500,000 common shares	3,500
Additional paid-in capital (Note 5)	31,500
Deficit accumulated during the development stage	(22,226)

Total stockholders' equity	12,774

Total liabilities and stockholders' equity	$25,874

See accompanying notes.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Expressed in United States Dollars)
PERIOD FROM INCEPTION (JULY 15, 2002) TO DECEMBER 31, 2002

EXPENSES
Professional fees	$18,641
Web-site development - related party (Note 4)	3,600

Loss before other income and taxes	(22,241)

OTHER INCOME
Interest income	15

Loss before income taxes	(22,226)

PROVISION FOR INCOME TAXES	-

Net loss	$(22,226)

Basic and diluted net loss per share of common stock	$(0.01)

Weighted average number of shares of common stock outstanding (basic and diluted)	3,002,959

See accompanying notes.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)

	Common Share				Deficit Accumulated
	Price per Share	Number of Shares	Amount	Additional Paid-In Capital	During the Development Stage	Total

Balance, July 15, 2002 (Date of inception)		-	$-	$-	$-	$-

Issuance of common stock for cash	$0.01	3,500,000	3,500	31,500	-	35,000

Net loss		-	-	-	(22,226)	(22,226)

Balance, December 31, 2002		3,500,000	$3,500	$31,500	$(22,226)	$12,774

See accompanying notes.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in United States Dollars)
PERIOD FROM INCEPTION (JULY 15, 2002) TO DECEMBER 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,226)
Changes in non-cash working capital items:
Increase in accounts payable and accrued liabilities	9,500
Due to related parties	3,600

Net cash used in operating activities	(9,126)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	35,000
Due to related party	5,000
Repayment of due to related party	(5,000)

Net cash provided by financing activities	35,000

Change in cash and cash equivalents	25,874

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$25,874

Cash paid during the period for interest	$-

Cash paid during the period for income taxes	$-

See accompanying notes.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2002

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on July 15, 2002 under the laws of the State of Nevada. The Company intends to provide consulting services to the retail specialty coffee industry in China. The Company is considered to be a development stage company as it has not generated revenues from operations.

2. GOING CONCERN AND MANAGEMENT PLANs

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock. Continued operations of the Company are dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

Deficit accumulated during the development stage	$(22,226)
Working capital	12,774

3. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statement of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2002

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Web-site development costs

Web-site development costs incurred in the preliminary project stage are expensed as incurred.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock.

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The statement is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Under an exception to the date at which this statement becomes effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2002

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

New accounting pronouncements (cont'd...)

In June 2001, FASB issued Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

In August 2001, FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment on Disposal of Long-lived Assets" ("SFAS 144"), which supersedes Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

In April 2002, FASB issued Statements of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS 145 is effective for transactions occurring after May 15, 2002.

In June 2002, FASB issued Statements of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") that nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

In October 2002, FASB issued Statements of Financial Accounting Standards No. 147, "Accounting of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 44 and FASB Interpretation No. 9" ("SFAS 147"). SFAS 147 requires the application of the purchase method of accounting to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. SFAS 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2002

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

New accounting pronouncements (cont'd...)

In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

4. DUE TO RELATED PARTY

The President and Chief Executive Officer advanced $5,000 to the Company. The advance was non-interest bearing and was repaid during the period.

In addition, the President and Chief Executive Officer provided web-site development services of $3,600 to the Company which remains unpaid at December 31, 2002. This amount due is unsecured, non-interest bearing with no fixed terms of repayment.

These transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

5. COMMON STOCK

On August 8, 2002, the Company issued 3,500,000 shares of common stock at a price of $0.01 per share for total proceeds of $35,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

TITAN WEB SOLUTIONS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2002

6. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Loss before income taxes	$(22,226)

Expected income tax benefit	$7,780
Unrecognized benefit of operating loss carryforwards	(7,780)

Income tax benefit	$-

Significant components of the Company's deferred tax assets based on statutory tax rates are as follows:

Deferred tax assets:
Operating loss carryforwards	$7,780
Valuation allowance	(7,780)

Net deferred tax assets	$-

The Company has approximately $22,200 of net operating loss carryforwards which expire in 2022.

The Company has provided a valuation allowance against its deferred tax assets given that it is in the development stage and it is more likely than not that these benefits will not be realized.

7. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents and accounts payable and accrued liabilities and due to related party. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

8. SEGMENT INFORMATION

The Company operates in Canada in one business segment providing consulting services to the retail specialty coffee industry in China.

JAVAKINGCOFFEE, INC.

(formerly Titan Web Solutions Inc.)
(A Development Stage Company)

FINANCIAL STATEMENTS
(Expressed in United States Dollars)

DECEMBER 31, 2003

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7564
A Professional Association	Telephone (305) 274-1366
Facsimile (305) 274-1368
E-mail info@uscpa.com
Internet www.uscpa.com

INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Javakingcoffee, Inc. (formerly Titan Web Solutions, Inc.) (A Development Stage Company)
Port Moody, BC, Canada

We have audited the accompanying balance sheet of Javakingcoffee, Inc. (formerly Titan Web Solutions, Inc.) (A Development Stage Company) as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003 and for the period from inception (July 15, 2002) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Javakingcoffee, Inc. (A Development Stage Company) at December 31, 2002 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from inception (July 15, 2002) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses totaling $55,235 from inception (July 15, 2002) to December 31, 2003, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, P.A.
Certified Public Accountants

Miami, Florida
February 12, 2004

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
AS AT DECEMBER 31

	2003	2002

ASSETS

Current
Cash and cash equivalents	$ 20,610	$ 25,874
Deferred tax asset less valuation allowance of $17,583 (2002 - $7,780)	-	-

Total assets	$ 20,610	$ 25,874

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

Current
Accounts payable and accrued liabilities	$ 13,745	$ 9,500
Accounts payable and accrued liabilities - related parties (Note 4)	7,100	3,600
Due to related party (Note 4)	20,000	-

Total current liabilities	40,845	13,100

Commitments (Note 7)

Stockholders' equity (deficiency in assets)
Common stock (Note 5)
Authorized
25,000,000 common shares with a par value of $0.001
Issued and outstanding
3,500,000 common shares (2002 - 3,500,000)	3,500 3,500	3,500
Additional paid-in capital (Note 5)	31,500	31,500
Deficit accumulated during the development stage	(55,235)	(22,226)

Total stockholders' equity (deficiency in assets)	(20,235)	12,774

Total liabilities and stockholders' equity (deficiency in assets)	$ 20,610	$ 25,874

See accompanying notes.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
	Period From Inception (July 15, 2002) to December 31, 2003	Year Ended December 31, 2003	Period From Inception (July 15, 2002) to December 31, 2002

EXPENSES
Office and miscellaneous	$ 88	$ 88	$ -
Professional fees	39,472	20,831	18,641
Registration and filing fees	1,595	1,595	-
Web-site development	2,000	2,000	-
Web-site development - related parties (Note 4)	12,100	8,500	3,600

Loss before interest income and taxes	(55,255)	(33,014)	(22,241)

Interest income	20	5	15

Loss before income taxes	(55,235)	(33,009)	(22,226)

Provision for income taxes	-	-	-

Net loss	$ (55,235)	$ (33,009)	$ (22,226)

Basic and diluted net loss per share of common stock		$ (0.01)	$ (0.01)

Weighted average number of shares of common stock outstanding		3,500,000	3,002,959

See accompanying notes.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
(Expressed in United States Dollars)

	Common Shares			Deficit Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During the Development Stage	Total

Balance, July 15, 2002	-	$ -	$ -	$ -	$ -
(Date of inception)

Issuance of common stock for cash at $0.01 per share, August 2002	3,500,000	3,500	31,500	-	35,000

Net loss	-	-	-	(22,226)	(22,226)

Balance, December 31, 2002	3,500,000	3,500	31,500	(22,226)	12,774

Net loss	-	-	-	(33,009)	(33,009)

Balance, December 31, 2003	3,500,000	$ 3,500	$ 31,500	$ (55,235)	$ (20,235)

See accompanying notes

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)
	Period From Inception (July 15, 2002) to December 31, 2003	Year Ended December 31, 2003	Period From Inception (July 15, 2002) to December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (55,235)	$ (33,009)	$ (22,226)
Changes in non-cash working capital items:
Increase in accounts payable and accrued liabilities	13,745	4,245	9,500
Increase in accounts payable and accrued liabilities - related parties	7,100	3,500	3,600

Net cash used in operating activities	(34,390)	(25,264)	(9,126)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	35,000	-	35,000
Advances due to related party	25,000	20,000	5,000
Repayment of advances due to related party	(5,000)	-	(5,000)

Net cash provided by financing activities	55,000	20,000	35,000

Change in cash and cash equivalents	20,610	(5,264)	25,874

Cash and cash equivalents, beginning of period	-	25,874	-

Cash and cash equivalents, end of period	$ 20,610	$ 20,610	$ 25,874

Cash paid during period for:
Interest	$ -	$ -	$ -
Income taxes	-	-	-

See accompanying notes.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2003

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on July 15, 2002 under the laws of the State of Nevada. The Company intends to operate in the business of providing consulting services to the retail specialty coffee industry in China. The Company is considered to be a development stage company as it has not generated revenues from operations.

On July 31, 2003, the Company changed its name from Titan Web Solutions, Inc. to Javakingcoffee, Inc.

2. GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock. Continued operations of the Company are dependent on the Company's ability to complete equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

2003	2002

Deficit accumulated during the development stage	$ (55,235)	$ (22,226)
Working capital (deficiency)	(20,235)	12,774

3. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2003

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary assets and liabilities are included in the statements of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Web-site development costs

Web-site development costs incurred in the preliminary project stage are expensed as incurred.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock.

New accounting pronouncements

In June 2001, FASB issued Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2003

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

New accounting pronouncements (cont'd...)

In June 2002, FASB issued Statements of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") that nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

4. RELATED PARTY TRANSACTIONS

The President and Chief Executive Officer provided web-site development services of $3,600 to the Company during the period ended December 31, 2002. This amount remains unpaid at December 31, 2003.

A company related by virtue of common ownership and directors provided web-site development services of $3,500 to the Company during the year ended December 31, 2003. This amount remains unpaid at December 31, 2003.

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2003

4. RELATED PARTY TRANSACTIONS (cont'd...)

A director provided web-site development services of $5,000 to the Company during the year ended December 31, 2003.

A director of the Company has advanced $20,000 to the Company. The amount advanced is unsecured, non-interest bearing and has no fixed terms of repayment. This amount remains unpaid at December 31, 2003.

These transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

5. COMMON STOCK

On August 8, 2002, the Company issued 3,500,000 shares of common stock at a price of $0.01 per share for total proceeds of $35,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

6. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

2003	2002

Loss before income taxes	$ (33,009)	$ (22,226)

Expected income tax benefit	$ 11,553	$ 7,780
Unrecognized benefit of operating loss carryforwards	(11,553)	(7,780)

Income tax benefit	$ -	$ -

JAVAKINGCOFFEE, INC.
(formerly Titan Web Solutions, Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2003

6. INCOME TAXES (cont'd...)

Significant components of the Company's deferred tax assets based on statutory tax rates are as follows:

2003	2002

Deferred tax assets
Operating loss carryforwards	$ 19,333	$ 7,780
Valuation allowance	(19,333)	(7,780)

Net deferred tax assets	$ -	$ -

The Company has approximately $55,200 of operating loss carryforwards which expire in 2023.

The Company has provided a valuation allowance against its deferred tax assets given that it is in the development stage and it is more likely than not that these benefits will not be realized.

7. COMMITMENTS

On November 22, 2003 and December 6, 2003, the Company entered into two separate service contracts to assist each counterparty with improving their existing coffee shop. As consideration, the Company was expected to receive approximately $2,500 from each service contract. At December 31, 2003, the Company had not received any payment and therefore no service had been provided. On January 29, 2004, these service contracts were cancelled without any service having been provided by the Company or any funds paid by each counterparty.

8. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities, accounts payable and accrued liabilities - related parties and due to related party. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

9. SEGMENT INFORMATION

The Company operates in Canada in one business segment providing consulting services to the retail specialty coffee industry in China.